EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation of the reference to the proved reserves, as of December 31, 2009, attributable to certain properties owned by HKN, Inc., which appear in the Annual Report on Form 10-K for the year ended December 31, 2009, in this Amendment No. 1 to Registration Statement on Form S-3, to be filed on December 8, 2010, of HKN, Inc. We further consent to reference to the name “Collarini Associates” in the “Experts” section of the Registration Statement on Form S-3.

Collarini Associates

BY:	/s/ Mitchell C. Reece
Mitchell C. Reece, P.E.
President

Houston, Texas

December 8, 2010